Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-58723, 333-50719, 333-69331, 333-91519, 333-91521, 333-43348, 333-86306, 333-106638, 333-114625, 333-118963, 333-132035, 333-150505, 333-147874, 333-158866, 333-158867) and Form S-3 (No. 333-161712) of SunTrust Banks, Inc. of our reports dated February 23, 2010, with respect to the consolidated financial statements of SunTrust Banks, Inc. and the effectiveness of internal control over financial reporting of SunTrust Banks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 23, 2010